UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 04, 2017

MOMENTOUS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-194636	46-4446281
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

PO Box 861, Sugar Land, Texas 77487-0861

(Address of principal executive offices)

800-314-8912

Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240,l4a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (1 7 CFR 240,14d-2(b))

[   ] Pre-commencement communications pursuant to Rule I 3e-4(c) under the Exchange Act ( I 7 CFR 240, 13e-4(c))

Unless otherwise indicated, in this Form 8-K, references to "we," "our," "us," the "Company," "MEG" or the "Registrant" refer to Momentous Entertainment Group, Inc.

Item 1.01. Entry into a Material Definitive Agreement.

On December 4, 2017, MEG, executed a Membership Purchase Agreement with Naturally Hemp LLC, an Arizona Limited Liability Company (the “Selling Company” or “NH”), represented by Aaron C. Carson, to purchase 100% of the membership interest in NH for a varying percentage of the net revenues of Naturally Hemp going forward and newly-issued preferred B stock of MEG, with NH becoming a wholly-owned subsidiary of MEG. NH owns and operates the website https://www.naturallyhempproducts.com.

NH was formed as an Arizona LLC on August 13, 2017 and has not generated any revenues to date. NH will purchase THC-Free CBD Oil white label products from US-based suppliers and will market its products through its own trademarked brand, Naturally Hemp, via website, Affiliate Networks and Social Media outlets as well as other online platforms such as Amazon. All of Naturally Hemp’s products will contain less than 0.3% THC. THC is the principal psychoactive constituent (or cannabinoid) of cannabis. The product selling effort is scheduled to begin in late January 2018.

The Drug Enforcement Administration (“DEA”) which enforces the controlled substances laws of the United States has issued various rules and announcements concerning various items considered to be marihuana extracts which may encompass CBD products. The DEA created a separate Administration Controlled Substances Code number for marijuana extract earlier this year, defined to cover an extract containing one or more cannabinoids, and stated that such extracts will continue to be treated as Schedule I controlled substances.

If the DEA were to take actions against CBD products as Schedule 1 controlled substances or restrict the marketing or distribution of any CBD product, it would likely result in NH ceasing operations.

Membership Purchase Agreement with Naturally Hemp LLC,

In exchange for all of the NH membership interests, the Company’s consideration payable to the Seller was 10,000 Shares of Preferred B stock to Aaron C Carson and 1,000 Shares of Preferred B stock to Wendy Dunn plus a percentage of net revenue as defined below (the “Consideration”). Each Preferred B share carries voting and conversion rights equal to 1,000 shares of MEG common stock.

Payment of Consideration. The Structure of the purchase price and payments is as follows:

(a) Seller (CARSON) received 10,000 Preferred B stock in MEG that was delivered upon closing of the purchase agreement.

(b) Seller (Dunn) received 1,000 Shares of Preferred B stock in MEG that was delivered upon closing of the purchase agreement.

(c) MEG will pay Wendy Dunn an amount equal to 50% of the net revenues of NH until $30,000 has been paid.

(d) After Wendy Dunn has been paid $30,000, then Carson will be paid 50% of the net revenues of NH until $100,000 has been paid.

(e) After payment to Carson has reached $100,000, MEG will pay Carson 30% of the net revenues until an aggregate of $500,000 has been paid.

(f) MEG will pay Carson 15% of the net revenues after $500,000 has been paid for a period ending 36 months from the date of the acquisition agreement.

(g) MEG will pay an 8% commission on the net revenues of NH from the beginning of the forth year from the date of the acquisition agreement as long as CARSON remains actively and directly engaged in management of the daily operations of NH and MEG on a full time basis.

“Net Profits” means profits from products sold less the cost of the goods sold, operating expenses and pro rata expenses of office and warehouse space.

The foregoing summary of certain terms of the Membership Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Exchange Agreement, a copy of which is attached hereto as Exhibit 10__ and is hereby incorporated into this Current Report on Form 8-K (“Form 8-K”) by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference in response to this Item 2.01.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference in response to this Item 3.02.

The issuance of Company Series B Preferred Stock was undertaken in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(2) thereof. The issuance of Company Series B Preferred Stock did not involve a public offering and was made without general solicitation or advertising. The NH Majority Shareholder has represented that, among other things, that all represented parties are accredited investors; as such term is defined in Regulation D of the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial information required by this Item 9.01 is not being filed herewith. It shall be filed not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

10.11	Membership Purchase Agreement, dated December 4 2017, by and among the Company and Naturally Hemp LLC purchasing all memberships

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2018

Momentous Entertainment Group, Inc.

(Registrant)

/s/ Kurt E. Neubauer

KURT E. NEUBAUER

Chief Executive Officer